Exhibit 99.1
Emerson Radio Corp. Reports Fiscal 2011 Second Quarter Results
MOONACHIE, NJ—(Marketwire — November 15, 2010) — Emerson Radio Corp. (NYSE Amex: MSN) today reported financial results for its second quarter and six months ended September 30, 2010.
Net revenues for the second quarter of fiscal 2011 increased slightly to $52.0 million as compared to net revenues in the second quarter of fiscal 2010 of $51.8 million. Our second quarter fiscal 2011 net sales of houseware products, driven by increases in microwave ovens and compact refrigerators, which were partially offset by decreases in toaster ovens and coffee makers, increased by $9.0 million, or 23.3% versus the second quarter of fiscal 2010, and were largely offset by lower year-over-year net sales of audio products and the absence in the current fiscal quarter of themed products sales, which were discontinued in December 2009. Net revenues for the six month period of fiscal 2011 were $119.1 million, an increase of $11.7 million, or 10.9%, over the six month period of fiscal 2010 net revenues of $107.4. Our net sales during the six month period of fiscal 2011 of houseware products, driven by increases in microwave ovens, compact refrigerators and wine coolers, partially offset by decreases in toaster ovens and coffee makers, increased by $25.8 million, or 30.4% over the six month period of fiscal 2010, and were partially offset by lower year-over-year net sales of audio products and the absence during the six month period of fiscal 2011 of themed products sales.
Operating income for the second quarter of fiscal 2011 was $3.3 million as compared to operating income in the first quarter of fiscal 2010 of $3.4 million, a decrease of $0.1 million, or 1.1%. The decrease in second quarter fiscal 2011 operating income over the prior year was driven by higher product-related costs, which were largely offset by lower SG&A expenses. Operating income for the six month period of fiscal 2011 was $10.7 million, an increase of $5.9 million, or 124%, over operating income of $4.8 million for the six month period of fiscal 2010. The increase in operating income for the six month period of fiscal 2011 versus the prior year period was due to the increase in year-over-year net revenues, coupled with a $3.5 million decrease in year-over-year SG&A expenses.
Net income from continuing operations for both the second quarters of fiscal 2011 and fiscal 2010 was $3.2 million, or $0.12 per diluted share. Net income from continuing operations for the six month period of fiscal 2011 was $9.1 million versus $4.4 million for the six month period of fiscal 2010, an increase of $4.7 million, or 108%. Diluted earnings per share for the six month period of fiscal 2011 was $0.34 as compared to $.16 for the six month period of fiscal 2010, an increase of $0.18 per diluted share, or 113%.
Adrian Ma, Chief Executive Officer of Emerson Radio, commented, “During the second fiscal quarter of 2011, our operating income was affected by the anticipated impacts of higher year-over-year factory and freight costs on our profitability, although these increases were almost entirely mitigated by lower year-over-year SG&A expenses. For the balance of fiscal 2011, we anticipate that product-related costs will remain at higher levels than the year ago level, although these impacts should continue for this fiscal year to be tempered by lower year-over-year SG&A expenses. We continue to closely monitor and manage our product lineups, customer relationships and cost structures.”
About Emerson Radio Corp.
Emerson Radio Corporation (NYSE Amex: MSN), founded in 1948, is headquartered in Moonachie, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.

Forward-Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	Three Months Ended		Six Months Ended
	30-Sep		30-Sep
	2010	2009	2010	2009
Net revenues	51,966	51,774	119,121	107,373
Costs and expenses:
Cost of sales	45,892	43,701	103,415	93,304
Other operating costs and expenses	712	1,077	1,011	1,855
Selling, general and administrative expenses	2,045	3,643	3,974	7,432

	48,649	48,421	108,400	102,591

Operating income	3,317	3,353	10,721	4,782
Interest income, net	4	12	14	22

Income from continuing operations before income taxes	3,321	3,365	10,735	4,804
Provision for income taxes	98	144	1,633	422

Income from continuing operations	3,223	3,221	9,102	4,382
Loss from discontinued operations, net of tax benefit	—	—	—	(55)

Net income	3,223	3,221	9,102	4,327

Basic net income per share
Continuing operations	$0.12	$0.12	$0.34	$0.16
Discontinued operations	—	—	—	—

Net	$0.12	$0.12	$0.34	$0.16

Diluted net income (loss) per share
Continuing operations	$0.12	$0.12	$0.34	$0.16
Discontinued operations	—	—	—	—

Net	$0.12	$0.12	$0.34	$0.16

Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,131	27,130	27,131	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	30-Jun-10	31-Mar-10
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,608	$9,969
Restricted cash	2,197	5,083
Accounts receivable, net	20,447	20,350
Other receivables	1,339	1,037
Due from affiliates	86	—
Inventory, net	34,991	10,952
Prepaid expenses and other current assets	529	736
Deferred tax assets	3,346	3,383

Total current assets	65,543	51,510
Property, plant and equipment, net	2,959	3,131
Trademarks and other intangible assets, net	1,545	1,606
Due from affiliates	144	185
Investments in marketable securities	6,031	6,031
Deferred tax assets	5,584	6,588
Other assets	219	205

Total assets	$82,025	$69,256

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$5,598	$5,629
Current maturities of long-term borrowings	17	30
Accounts payable and other current liabilities	24,143	20,776
Due to affiliates	2	28
Accrued sales returns	1,259	957
Income taxes payable	328	174

Total current liabilities	31,347	27,594
Long-term borrowings	104	201
Deferred tax liabilities	128	119
Shareholders’ equity:
Preferred shares - 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677,000	3,310	3,310
Common shares — $.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued and 27,129,832 shares outstanding	529	529
Capital in excess of par value	98,785	98,785
Accumulated other comprehensive losses	(82)	(82)
Accumulated deficit	(27,872)	(36,976)
Treasury stock - 25,835,965 shares, at cost	(24,224)	(24,224)

Total shareholders’ equity	50,446	41,342

Total liabilities and shareholders’ equity	$82,025	$69,256

CONTACT:
Investor Relations:
Robert Maffei
Investor Relations Manager
(973) 428-2098